Exhibit 3.1
ARTICLES OF INCORPORATION
OF
WHITE MOUNTAIN TITANIUM CORPORATION
     THE UNDERSIGNED, acting as incorporator(s) of a corporation under the Nevada Business Corporation Act, adopt(s) the following Articles of Incorporation for such corporation
ARTICLE I — NAME
     The name of the Corporation is White Mountain Titanium Corporation.
ARTICLE II — INITIAL OFFICE AND RESIDENT AGENT

Bill Watts
3118 Snowpeak
North Las Vegas, NV 89031
ARTICLE III — STOCK
     Section 1. The corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares this corporation is authorized to issue is one hundred twenty million (120,000,000), par value $.001 per share. The number of shares of Common Stock authorized is one hundred million (100,000,000) shares. The number of shares of Preferred Stock authorized is twenty million (20,000,000) shares.
     Section 2. Except as provided below, the Board of Directors is vested with the authority to prescribe the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock.
     A. Common Stock
          1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the corporation.
          2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.
          3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.
          4. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the bylaws of the corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.
     B. Preferred Stock
          The Board of Directors, without shareholder action, may adopt one or more resolutions establishing the voting powers, designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock.
ARTICLE IV — DIRECTORS
     Members of the governing board of the Corporation are directors and the number of directors constituting the initial Board of Directors of this corporation is one. The name and address of each person who will serve as director until the first annual meeting of stockholders or until any successor is elected or qualifies, is:

NAME	ADDRESS
Brian Pettersen	448 East 400 South, Suite 301
Salt Lake City, UT 84111
ARTICLE V — INCORPORATORS
     The name and address of each incorporator is:

NAME	ADDRESS
Van Butler	311 South State, Suite 440
Salt Lake City, UT 84111

ARTICLE VI
LIABILITY OF DIRECTORS AND OFFICERS
     No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except to the extent provided by applicable law.
ARTICLE VII — CONTROL SHARE ACQUISITIONS
     The provisions of NRS 78.378 to 78.3793 regarding control share acquisitions do not apply to the Corporation.
ARTICLE VIII — COMBINATIONS WITH INTERESTED STOCKHOLDERS
     The provisions of NRS 78.411 to 78.444 regarding combinations with interested stockholders do not apply to the Corporation.
ARTICLE IX — INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Corporation shall indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, ow who is serving at the request or direction of the Corporation as a director or officer or officer of another corporation or other enterprise, against expenses including attorney=s fees, judgements, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by Nevada law.

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